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News Release

July 17, 2001


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AMS Contests Thrift Board Actions


American Management Systems, Inc. (NASDAQ: AMSY) releases the following statement in response to the termination for default of its contract with the Federal Retirement Thrift Investment Board and companion lawsuit filed today by the Thrift Board in the United States District Court for the District of Columbia.

AMS remains fully committed to the successful completion of the new record-keeping system for the Thrift Savings Plan (TSP). We are willing and able to complete this system to meet the needs of TSP participants and the general Federal community of which we are a part.

AMS specializes in developing large-scale, mission critical system solutions for public and private sector clients. The Federal Financial System (FFS) and OMNI 401(k) record-keeping system are the two commercial software products that were selected as the core for the new system. AMS has successfully implemented FFS in 65 Federal agencies and, also, has successfully implemented the OMNI product line in many commercial financial institutions.

AMS is disappointed by the actions of the Federal Retirement Thrift Investment Board that are intended to shift the focus from the Board's own deficiencies in performance and contract breaches.

Implementation of a new 401(k) record-keeping system is an inherently complex undertaking. While the Board has expressed a desire to secure the benefits of a commercial system, it has been unwilling to live with the capabilities of the leading commercial systems. After more than three years, the Board still has not fully determined its system needs and frozen the design. Nevertheless, AMS has developed more than 1.2 million lines of software code - five times the original estimate - to meet the Board's evolving requirements.

The complaint seeks approximately $50 million in damages and $300 million in punitive damages and alleges, among other things, breach of contract and fraud. AMS contests the allegations and will defend the suit vigorously.



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About AMS

American Management Systems (AMS) is an international business and information technology consulting firm with 2000 revenues of $1.28 billion. Founded in 1970, AMS leverages deep industry expertise to manage complex IT, eBusiness and systems integration projects for clients including 43 state governments, most federal agencies and hundreds of companies in the Fortune 500(TM). AMS is headquartered in Fairfax, Virginia, and has approximately 8,500 employees in 51 offices worldwide. Forbes magazine ranked AMS among "America's 400 best big companies," and Fortune magazine placed AMS 44th on its list of the "100 Best Companies to Work for in America" in 2000. AMS is traded in the NASDAQ under the symbol AMSY and can be found on the web at www.ams.com.

To the extent that the foregoing discussion includes forward-looking statements, they should be considered in light of the risks inherent in AMS's business, as discussed in the company's public documents filed with the SEC and statements made by senior management.


Contact:
Jeff Trexel
American Management Systems
703.267.5053

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